                                                               EXHIBIT (a)(1)(A)

                                 [ShoLodge LOGO]


                            PURCHASE OFFER STATEMENT

        OFFER TO PURCHASE FOR CASH UP TO $7,000,000 (PRINCIPAL AMOUNT) OF
              7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES, DUE 2004
                             (CUSIP NO. 825034 AA 9)

THIS OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 27, 2003, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE") OR EARLIER TERMINATED. HOLDERS OF NOTES MUST TENDER THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE TO RECEIVE THE TENDER OFFER CONSIDERATION.

                  ShoLodge, Inc., a Tennessee corporation (referred to as "Company," "we," "our" or "us"), upon the terms and subject to the conditions set forth in this Purchase Offer Statement for 7 1/2% Convertible Subordinated Debentures, Due 2004 (as it may be amended or supplemented from time to time, the "Statement") and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal") (the Statement and the Letter of Transmittal being sometimes referred to herein as an "Offer"), hereby offers to purchase for cash up to $7,000,000 (aggregate principal amount) of the Company's 7 1/2% Convertible Subordinated Debentures, Due 2004 (the "Notes") at a price of $730 per $1,000 principal amount (the "Purchase Price" or the "Tender Offer Consideration") The maximum aggregate principal amount at maturity of the Notes which may be purchased in the Offer is referred to as the "Offer Amount." NOTE THAT ONLY THE TENDER OFFER CONSIDERATION WILL BE PAID AND THAT NO ADDITIONAL PAYMENT WILL BE MADE ON ACCOUNT OF ACCRUED INTEREST.

                  As of July 30, 2003, there was $54,000,000 aggregate principal amount of Notes outstanding, of which $41,537,000 was owned by the Company. As of July 30, 2003, the Notes were convertible into shares of our common capital stock, no par value, at a conversion price of $23.31 per share. Our shares of common stock are traded on the NASDAQ NMS under the symbol "LODG." On July 30, 2003, the last reported sales price of a share of our common stock, as reported on the NASDAQ NMS, was $3.25.

                  Our Board of Directors has approved the making of the Offer by the Company. However, none of the Company, our Board of Directors or employees, the Depositary or any of their respective affiliates, makes any recommendation to any holder as to whether to tender or refrain from tendering Notes.

                  This Statement and the accompanying Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer. The Offer is not conditioned on the tender of a minimum number of Notes. The Offer is, however, subject to other terms and conditions. See "THE OFFER - Conditions."

                  YOU MAY DIRECT QUESTIONS AND REQUESTS FOR ASSISTANCE, OR FOR ADDITIONAL COPIES OF THIS STATEMENT, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY, TO RICHARD L. JOHNSON, SHOLODGE, INC. 130 MAPLE DRIVE, NORTH, HENDERSONVILLE, TENNESSEE 37075 (615) 264-8000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TENDER OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER OR PASSED UPON THE ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  July 31, 2003

                              IMPORTANT INFORMATION

If you, as a Holder of Notes, desire to tender your Notes, you must, prior to the Expiration Time, either (a) if you hold physical certificates evidencing your Notes, complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements) and send or deliver the manually signed Letter of Transmittal, together with the certificates evidencing your Notes and any other required documents to SunTrust Bank, as Depositary (the "Depositary") at the address of the Depositary that appears on the back cover of this Statement, or (b) if you are a beneficial owner of Notes held in book-entry form, request your broker, dealer, commercial bank, trust company or other nominee to effect such transactions for you, or (c) if you hold Notes through The Depository Trust Company ("DTC"), tender through DTC pursuant to DTC's Automated Tender Offer Program. In addition, if you desire to tender your Notes and your certificates for the Notes are not immediately available or you cannot comply in a timely manner with the procedure for book-entry transfer described in this Statement, or you cannot deliver all of the required documents to the Depository prior to the expiration of the Offer, you may tender your Notes by complying with the procedure for guaranteed delivery. See "The Offer- Procedures for Tendering Notes."

                           FORWARD LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this Statement may be considered forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements relate principally to matters which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward looking statements. Forward looking statements should be evaluated in the context of those factors which are contained in the Company's filings with the Securities and Exchange Commission, including its periodic reports filed under the Exchange Act. Copies of these filings are available upon request from the Company. The Company disclaims any intent or obligation to update these forward looking statements.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS STATEMENT AND ANY RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS STATEMENT AND RELATED DOCUMENTS NOR ANY PURCHASE OF NOTES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other documents and information with the Securities and Exchange Commission ("Commission"). Our reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. The Commission also maintains a Web site located at http://www.sec.gov that contains reports, proxy statements and other documents and information regarding registrants that have filed electronically with the Commission, including the Company.

                    INCORPORATION OF INFORMATION BY REFERENCE

We are incorporating herein by reference the following documents that we have previously filed with the Securities and Exchange Commission and any future filings that we make pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereon and prior to the Expiration Date:

         (i) Our Annual Report on Form 10-K/A for the fiscal year ended December 29, 2002;

         (ii)     Our Proxy Statement filed with the Commission on April 24,
                  2003;

         (iii) Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 20, 2003; and

         (iv) Our Tender Offer Statement on Schedule TO, filed with the Commission on July 31, 2003.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that the statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. We will provide without charge to each person, including any beneficial owner of our Notes to whom this Statement has been delivered, upon written or verbal request of such person, a copy of any and all of the documents referred to above other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to Richard L. Johnson, ShoLodge, Inc., 130 Maple Drive North, Hendersonville, Tennessee 37075; (615) 264-8000.

                                TABLE OF CONTENTS

                                                               Page
                                                               ----
Summary of the Offer ......................................      5

The Offer .................................................      9

Market and Trading Information ............................     14

Other Purchases of Notes ..................................     15

Certain Federal Income Tax Consequences ...................     15

Depositary and Information Agent ..........................     16

Miscellaneous .............................................     17

                              SUMMARY OF THE OFFER

         The following are answers to questions that you, as a holder of our Notes, may have in relation to the Offer. We urge you to read the remainder of this Statement and the Letter of Transmittal carefully because the information in this summary is not complete. Additional information is contained in the remainder of this Statement and the Letter of Transmittal. This summary is qualified in its entirety by reference to the Statement and the Letter of Transmittal.

WHAT SECURITIES ARE YOU SEEKING TO PURCHASE IN THE OFFER?

         We are offering to purchase up to $7,000,000 aggregate principal amount of our 7 1/2 % Convertible Subordinated Notes due 2004, which we refer to as the "Notes." We issued the Notes under an Indenture dated as of June 6, 1994 between us and SunTrust Bank (formerly Third National Bank in Nashville), as Trustee. As of July 30, 2003, there was $12,463,000 aggregate principal amount of the Notes outstanding (excluding $41,537,000 held by the Company).

WHO IS OFFERING TO BUY MY NOTES?

         ShoLodge, Inc., the issuer of the Notes, is offering to purchase the Notes. Our headquarters is located at 130 North Maple Drive, Hendersonville, Tennessee 37075 and our telephone number if (615) 264-8000.

WHY ARE YOU OFFERING TO PURCHASE MY NOTES?

         The purpose of the Offer is to allow us to reduce the debt evidenced by the outstanding Notes.

HOW MUCH ARE YOU OFFERING TO PAY FOR THE NOTES AND WHAT IS THE FORM OF PAYMENT?

         We are offering to purchase up to $7,000,000 aggregate principal amount of the Notes at a cash purchase price of $730 per each $1,000 principal amount of Notes. If more than $7,000,000 aggregate principal amount of the Notes is validly tendered and not withdrawn, such Notes will be purchased on a pro rata basis, subject to the terms and conditions of the Offer. You may tender Notes in denominations of $1,000 principal amount and integral multiples thereof. You will not have to pay any transfer taxes or fees or commissions to the Depositary or the Company on the sale of the Notes pursuant to the Offer provided that the payment for Notes purchased is made, and any unpurchased Notes are returned, directly to you. You may be required to pay commissions to your broker in connection with your tender of Notes.

WHAT IS THE MARKET VALUE OF THE NOTES?

         There is no established trading market for the Notes or any established system for reporting prices at which the Notes have traded or, are currently traded. We believe that the Notes are currently traded in the over-the-counter market; however, we do not believe that there is a practical way to determine the trading history of the Notes. We believe that trading in the Notes has been limited and sporadic and that the price at which any particular trade has or is made may not be fully reflective of the value of the Notes. As of July 30, 2003, each $1,000 principal amount of Notes was convertible into 42.9 shares of ShoLodge common stock, no par value. On July 30, 2003, the last reported sales price of a share of our common stock, as reported on the NASDAQ NMS, was $3.25.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT FOR THE NOTES?

         We have sufficient cash on hand to permit us to repurchase up to the Offer Amount of the Notes at the Offer Price. The cash was generated principally from operations and from the sale of assets.

HOW LONG DO I HAVE TO TENDER IN THE OFFER?

         You have until 12:00 midnight, New York City time, on August 27, 2003, unless we extend or earlier terminate the Offer, to tender your Notes in the Offer. We refer to the expiration date and time of the Offer, as it may be extended, as the "Expiration Time." If your Notes are held by a nominee or broker, the nominee or broker may have an earlier deadline for you to accept the Offer.

WHAT IF NOT ENOUGH NOTES ARE TENDERED?

         The offer is not conditioned upon the tender of any minimum number of Notes. In the event that the principal amount of the Notes validly tendered (and not withdrawn) prior to the Expiration Time is less than $7,000,000, all Notes validly tendered and not withdrawn will be accepted, subject to the terms and conditions of the Offer.

WHAT IF YOU RECEIVE TENDERED NOTES IN EXCESS OF THE OFFER AMOUNT?

         In the event that the principal amount of the Notes validly tendered (and not withdrawn) prior to the Expiration Time exceed the Offer Amount, then, subject to the terms and conditions of the Offer, we will accept for payment such Notes on a pro rata basis.

ARE THERE ANY CONDITIONS TO THE OFFER?

         The Offer is not conditioned upon the tender of a minimum amount of Notes or to any financing condition. Our obligation to consummate the purchase of the Notes in the Offer, however, is subject to the terms and conditions set forth in this Statement, including those set forth in the section entitled "THE OFFER - Conditions."

HOW DO I TENDER MY NOTES?

         - If you hold your Notes in physical form, send or deliver the certificates for your Notes, the completed and signed Letter of Transmittal, which is included with this document, and any other required documents to SunTrust Bank, the Depositary for the Offer, at the address set forth on the back cover of this Statement.

         - If you are the beneficial owner of Notes held in book-entry form, or in "street" name, you must tender your Notes by requesting your broker, dealer, commercial bank, trust company or other nominee to effect the transaction.

         - If you are a DTC participant, you must tender your Notes through DTC pursuant to its Automated Tender Offer Program for which this transaction is eligible.

         In addition, if you desire to tender your Notes and your certificates for the Notes are not immediately available or you cannot comply in a timely manner with the procedure for book-entry transfer described in this Statement, or you cannot deliver all of the required documents to the Depositary prior to the Expiration Time, you may tender your Notes by complying with the procedure for guaranteed delivery.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

         Yes. We reserve the right to extend the Offer at any time by giving written notice to the Depositary. We will publicly announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise, or otherwise communicate any public announcement other than by issuing a release through Business Wire.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED NOTES?

         You can withdraw previously tendered Notes at any time prior to 12:00 midnight, New York City time, on August 27, 2003 unless we extend the Offer, in which case you may withdraw your Notes at any time prior to the new Expiration Time. If we have not accepted for payment the Notes you have tendered to us, you may also withdraw tendered Notes at any time after 12:00 midnight, New York City time, on September 25, 2003, 40 business days from the date of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED NOTES?

         To withdraw Notes, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you have the right to withdraw the Notes. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures.

IF I TENDER, WHEN WILL I RECEIVE PAYMENT FOR THE NOTES?

         We will accept for payment Notes validly tendered and not properly withdrawn prior to the Expiration Time subject to the terms and conditions of the Offer, including the terms and conditions of any extension or amendments hereto, subject to proration in the event Notes with an aggregate principal amount in excess of the Offer Amount are validly tendered and not properly withdrawn prior to the Expiration Time. We will make payment for all accepted Notes promptly after the Expiration Date. We expect that the payment date will be approximately five business days after the Expiration Date. If the Offer is oversubscribed, we are required to pro rate our acceptance of the Notes. We expect to announce the result of the proration and to make payment for all accepted Notes within five business days after the Expiration Date. In no circumstance will we pay interest on the Purchase Price in respect of any delay in payment being made.

IF I DO NOT TENDER, WILL I CONTINUE TO BE ABLE TO EXERCISE MY CONVERSION RIGHTS?

         Yes. If you do not tender your Notes for purchase pursuant to the Offer or you make timely withdrawal of previously tendered Notes, your conversion rights will not be affected. As of July 30, 2003, you may convert each Note into
42.9 shares of our common stock per $1,000 principal amount of such Note.

WHAT WILL HAPPEN TO NOTES NOT TENDERED OR PURCHASED IN THE OFFER?

         Notes not tendered or purchased in the Offer will remain outstanding and continue to be entitled to all rights and privileges under the Indenture. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remain outstanding will be reduced which may adversely affect the liquidity and market prices for those Notes not purchased.

DO I HAVE TO PAY A COMMISSION IF I TENDER MY NOTES?

         No commissions are payable by holders to the Depositary or the Company on the sale of Notes pursuant to the Offer provided that the payment for Notes purchased is made, and any unpurchased Notes are returned directly to you. You may, however, be required to pay commissions to your broker in connection with your tender of Notes.

WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO ME IF I TENDER?

         If you are a U. S. Holder, the receipt of cash in payment for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for the Notes and (ii) your "adjusted tax basis" in the Note at the time of the sale. If you have held the Notes as capital assets, such gain or loss will be capital gain or loss except in certain cases to the extent of accrued "market discount." In general, capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20% if the Notes were held for more than one year. If you are a non-U.S. Holder, you will only be subject to U.S. federal income tax under certain circumstances.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You may contact Richard L. Johnson at the Company at 615-264-8000 if you have any questions or requests for assistance or for additional copies of this Statement, the Letter of Transmittal or related documents.

IS SHOLODGE MAKING ANY RECOMMENDATION ABOUT THE OFFER?

         No. We express no opinion and remain neutral with respect to whether holders should tender Notes or as to the price at which Notes may be tendered for purchase in response to the Offer. Holders should determine whether or not to accept the Offer based upon their own assessment of current market value, liquidity needs and investment objectives.

                                    THE OFFER

         We hereby offer, upon the terms and subject to the conditions set forth in this Statement and the accompanying Letter of Transmittal, to purchase for cash up to $7,000,000 (principal amount) of our outstanding Notes at a price of $730 per $1,000 principal amount. The Notes were issued under an Indenture dated as of June 6, 1994 between us and SunTrust Bank (formerly Third National Bank in Nashville), as Trustee (the "Indenture").

         We are making the Offer in order to reduce the indebtedness evidenced by the Notes and the associated interest expense by purchasing the Notes at a price deemed attractive to us. The Notes that we purchase upon the consummation of the Offer will not be retired initially and will remain outstanding but owned by the Company.

         Our Offer also provides Holders the opportunity to sell all or some of their Notes for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. No commissions are payable to the Depositary by Holders who tender their Notes in the Offer. You may, however, be required to pay commissions to your broker in connection with your tender of Notes.

         Under the terms of the Offer, Notes that we acquire will be purchased at a discount to their stated principal amount. Accordingly, if we acquire $7,000,000 principal amount of the Notes, we will recognize a gain after giving effect to the write-off of unamortized debt issuance costs and transaction costs, of approximately $1,843,602. Such gain represents the excess of the stated principal amount of the Notes purchased over their respective purchase prices, net of expenses. The total amount of funds that we will use to pay the Tender Offer Consideration and to pay fees and expenses relating to the Offers will be approximately $5,135,000. We expect to obtain such funds from current cash resources.

         In the event that the Offer is not completed for any reason, the purchase price will not be paid or become payable to holders of Notes who have tendered their Notes. In such event, the Depositary will return tendered Notes to the tendering holders promptly or, in the case of the book-entry Notes, treat the tendered Notes as continuing to be held by the holders as noted in the DTC System.

TERMS

         Upon the terms and subject to the conditions set forth in the Offer, we are offering to purchase up to $7,000,000 (principal amount) of the Notes for a cash purchase price of $730 per $1,000 principal amount.

         Holders of the Notes must tender Notes by 12:00 midnight, New York City time, on August 27, 2003 (unless extended) in order to be eligible to have their Notes purchased pursuant to the Offer. Any such extension will be announced in a press release.

         Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through Business Wire.

         Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time to purchase any Notes that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the Offer. We will be prohibited from making purchases of Notes outside the Offer for ten business days after completion or termination of the Offer.

         Notes purchased pursuant to the Offer will be paid for in same-day funds on the Payment Date, which will be the fifth business day after the date on which the Offer expires.

         Any Notes tendered but not purchased pursuant to the Offer, including Notes not purchased because of proration, will be returned to the tendering holders at the Company's expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated or, in the case of book-entry Notes, maintained in the name of the tendering holder in the DTC System.

         Under United States federal tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain Holders pursuant to the Offer. See "Certain U.S. Federal Income Tax Considerations."

CONDITIONS

         Our Offer and our obligation to pay the Tender Offer Consideration are conditioned upon each of the following:

                  (i) no statue, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental, regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a material adverse effect upon the Company;

                  (ii) there shall not have occurred (a) any general suspension of, or shortening of hours for or limitation on prices for trading in securities on the New York Stock Exchange, the NASDAQ market or in the over-the-counter market (whether or not mandatory);
                           (b) any significant adverse change in the price of the Notes or in the United States' securities or financial markets; (c) a significant impairment in the trading market for debt securities; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) a commencement of a war, armed hostilities or other national or international crisis; (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (g) any significant change in the United States currency exchange rate or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or
                           (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

                  (iii) The Trustee under the Indenture shall not have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in making the Offer or the acceptance of or payment for any of the Notes; and

                  (iv) There shall not have occurred or be likely to occur any event or series of events that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, impair the contemplated benefits to the Company of the Offer, or otherwise result in the consummation of the Offer not being or not being reasonably likely to be in the best interest of the Company.

          The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances (except from any action or inaction by us) giving rise to such condition or we may waive them in whole or in part at any time and from time to time prior to or at the Expiration Date in our sole discretion. If any condition to the

Offers is not satisfied or waived by us prior to the Expiration Date, we reserve the right (but shall not be obligated), subject to applicable law prior to the Expiration Date, (i) to terminate the Offer and return the tendered Notes to the tendering Holders; (ii) to waive all unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered (and not withdrawn) prior to the Expiration Date; (iii) to extend the Offer and retain the Notes that have been tendered during the period for which the Offer is extended; or
(iv) to amend the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

PRORATION

          If more than $7,000,000 (principal amount) of Notes shall be properly tendered by the Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offers, purchase $7,000,000 (principal amount) of the Notes on a pro rata basis (with adjustments to avoid purchases of amounts less than $1,000 principal amount or even multiples thereof) based on the amount of Notes properly tendered by the Expiration Date and not withdrawn. In the event that proration of tendered Notes is required, we will determine the final proration factor as soon as practicable after the Expiration Date. Although the Company does not expect to be able to announce the final results of such proration until approximately five business days after the Expiration Date, we will announce the preliminary results of pro ration by press release as soon as practicable after the Expiration Date. Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, requires that we pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

          To permit us to purchase Notes only in $1,000 principal amounts, we will round up or round down to the nearest $1,000 principal amount with respect to each prorated Note with a principal amount at maturity greater than $1,000 to be accepted for purchase.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE NOTES

          Upon the terms and subject to the conditions of the Offers, we will accept for payment up to $7,000,000 (principal amount) of Notes that are validly tendered pursuant to the Offer prior to the Expiration Date and not validly withdrawn. For purposes of the Offer, we will be deemed to have accepted for payment tendered Notes if, as and when we give verbal or written notice to the Depositary of our acceptance for payment of such Notes. Payment for Notes accepted for payment pursuant to the Offer will be made by deposit of funds with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for promptly after the Expiration Date.

WITHDRAWAL AND REVOCATION RIGHTS

          Tenders of Notes may be withdrawn at any time prior to the Expiration Date. If all of the tendered Notes are not purchased pursuant to the Offer, the Notes tendered pursuant to the Offer but not purchased will be promptly returned to the tendering Holders.

          For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn; must contain a description of the Notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and must be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, the notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder (if different from that of the tendering Holder) or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature of the notice of withdrawal must be guaranteed by an Eligible Institution (as defined herein) unless such Notes have been tendered for the account of an Eligible Institution ( as defined herein). If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

          In lieu of submitting a written, telegraphic or facsimile transmission note of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message to the Depositary. The term "Request Message" means a message transmitted by DTC and received by the Depositary, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a timely and properly completed and presents notice of withdrawal or a Request Message is effective immediately upon receipt thereof, even if physical release is not yet effected.

          Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Notes may, however, be retendered by again following one of the procedures described in "-Procedures For Tendering Notes" below at any time prior to the Expiration Date.

          Withdrawals of Notes can only be accomplished in accordance with the foregoing procedures.

          If you tender your Notes in the Offer, you may convert your Notes into our common stock only if you withdraw your Notes prior to the time at which your right to withdraw has expired. As of July 30, 2003, the Notes were convertible into shares of our common stock at a conversion rate of 42.9 shares of common stock per $1,000 principal amount of Notes.

EXTENSION, AMENDMENT AND TERMINATION OF OFFERS

          We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in "-Conditions" shall have been satisfied, subject to applicable law, (i) to extend the Expiration Date of the Offer; (ii) to amend the Offer in any respect; or (iii) to terminate the Offer prior to the Expiration Date and return the Notes tendered pursuant thereto, in each case by giving written notice of such extension, amendment or termination to the Depositary. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release through Business Wire.

          We shall decide, in our sole discretion, whether to exercise our right to extend the Expiration Date for the Offer. Tendered Notes may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for payment, at any time after 40 business days following the date hereof. See "-Withdrawal and Revocation Rights."

PROCEDURES FOR TENDERING NOTES

          For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer for which acceptance is being electronically transmitted through the Automated Tender Offer Program ("ATOP")) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Statement prior to the Expiration Date. In addition, prior to the Expiration Date, either (a) certificates for tendered Notes must be received by the Depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering Holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

          If the Notes are held of record in the name of a person other than the signor of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered Holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

          The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute an agreement between the tendering Holder and us in accordance with the terms and subject to the conditions of the Offer.

          The method of delivery of the applicable Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

          All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

NEED FOR GUARANTEE OF SIGNATURE

          Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, unless the Notes tendered thereby are tendered (a) by a registered Holder of such Notes and that Holder has not completed either of the boxes entitled "Special Issuance/Delivery Instructions" on the Letter of Transmittal or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

BOOK-ENTRY DELIVERY OF THE NOTES

          Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Statement. Delivery of such documents to DTC does not constitute delivery to the Depositary.

          Holders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of an Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.

GUARANTEED DELIVERY

          If a Holder desires to tender Notes pursuant to the Offer and such Holder's certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such Holder cannot complete the procedures for book-entry transfer on a timely basis, such Notes may nevertheless be tendered provided that all of the following conditions are satisfied;

                  (a)      The tender is made by or through an Eligible
                           Institution;

                  (b) On or prior to the Expiration Date, the Depositary receives from such Eligible Institution at the address for the Depositary set forth on the back cover of this Statement, a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile). Such Notice of Guaranteed Delivery shall (i) be substantially in the form made available by the Company, (ii) set forth the name and address of the Holder, (iii) describe the Notes and the principal amount of the Notes tendered, (iv) state that the tender is being made thereby and (v) guarantee that, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, a duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal together with the certificates representing such Notes (or appropriate book-entry confirmation) and any other documents required by the Letter of Transmittal and the instructions thereto will be deposited by the Eligible Institution with the Depositary; and

                  (c) The certificates for the tendered Notes in proper form for transfer (or confirmation of book-entry transfer into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or confirmation of a book-entry transfer of such Notes into the Depositary's account with DTC as described above, including an Agent's Message in connection therewith, and all other documentation required by the Letter of Transmittal and the instructions thereto, are received by the Depositary within three New York Stock Exchange trading days after the execution of such Notice of Guaranteed Delivery.

          In all cases, payment for Notes tendered and accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of certificates for such Notes or confirmation of book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or Agent's Message and any other documents required by the Letter of Transmittal.

ABSENCE OF APPRAISAL RIGHTS

          Holders of the Notes do not have any appraisal or dissenters' rights under the Tennessee Business Corporation Act or the Indentures in connection with the Offer.

                         MARKET AND TRADING INFORMATION

          There is no established reporting system or trading market for trading in the Notes. We believe the Notes are currently traded over-the-counter. However, we do not believe that there is a practical way to determine the trading history of the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to obtain current information with respect to market prices for the Notes. Although we believe that the over-the-counter trading activity of the Notes is currently limited, to the extent that the Notes are purchased pursuant to the Offer, the trading markets for the Notes that remain outstanding will become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than a comparable debt security with a greater float. Therefore, the market price for Notes not purchased may be affected adversely to the extent the amount of Notes purchased pursuant to the Offer reduces the float of the Notes. The reduced float may also tend to make the trading price more volatile. There can be no assurance that any trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders that remain at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. We have not received any information from any securities firm that they will maintain a market in the Notes after the Offer is consummated.

          Our common stock into which the Notes are convertible is currently traded on the NASDAQ NMS, under the symbol "LODG." As of July 30, 2003, the Notes were convertible into common stock at the rate of 42.9 shares of each $1,000 principal amount of the Notes. The following table sets forth, for each period indicated, the high and low sale prices for our common stock as reported on NASDAQ NMS:


                                                                      Common Stock Price
                                                                  High                  Low
YEAR ENDED DECEMBER 30, 2001

   Quarter ended April 22, 2001                                   $5.38                $4.62

   Quarter ended July 15, 2001                                    $5.78                $4.75

   Quarter ended October 7, 2001                                  $6.25                $3.83

   Quarter ended December 30, 2001                                $6.00                $3.83

YEAR ENDED DECEMBER 29, 2002

   Quarter ended April 21, 2002                                   $6.00                $5.11

   Quarter ended July 14, 2002                                    $6.13                $3.98

   Quarter ended October 6, 2002                                  $5.29                $4.10

   Quarter ended December 29, 2002                                $4.75                $3.25

YEAR ENDED DECEMBER 29, 2003

   Quarter ended April 20, 2003                                   $5.63                $1.58

   Quarter ended July 13, 2003                                    $3.85                $2.46


          On July 30, 2003, the last reported sales price of our common stock on NASDAQ NMS was $3.25.

          We have never paid, and do not currently anticipate paying, any dividends on our common stock.


                            OTHER PURCHASES OF NOTES

          We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional Notes outside of the Offer until at least the 10th business day after the Expiration Date. Following such time, we may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. The decision to repurchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, the consolidated business and financial position o the Company and its subsidiaries, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more of less favorable to holders than the terms of the Offer as described in this Statement.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary is a general discussion of certain United States federal income tax consequences applicable under current law to the sale of Notes pursuant to the Offer by a "U.S. Holder" (which, for purposes of the Offer, means a holder of Notes that is (a) an individual citizen or resident of the United States, (b) a corporation created or organized under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of source or that is otherwise subject to United States federal income tax on a net income basis in respect of the Notes, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust). The discussion does not deal with special classes of Holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, financial institutions, insurance companies, tax-exempt organizations, Holders that are not U.S. Holders, persons holding Notes as a hedge or who have otherwise hedged the risk of holders Notes or persons holding Notes as part of a straddle or in connection with a conversion transaction. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the Notes are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The Company has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

          Sales of Notes pursuant to the Offer by U.S. Holders will be taxable transactions for United States federal income tax purposes. Subject to the discussion of the market discount rules below, a U.S. Holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Notes sold at the time of sale. A U.S. Holder's adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder, increased by the amount of interest on the Notes previously taken into income by the U.S. Holder but not yet received by the U.S. Holder and by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortized bond premium previously amortized by the U.S. Holder with respect to the Notes and by any principal payments on the Notes. Capital gain of a non-corporate U.S. Holder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The deductibility of capital losses is limited.

          An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a "market discount." Subject to a statutory de minimis exception, Notes have market discount if they were purchased at an amount less than the issue price and less than the stated redemption price at maturity of the Notes. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Notes were held by the U.S. Holder.

          Sales of Notes pursuant to the Offer by U.S. Holders generally will be subject to information reporting requirements. In addition, certain U.S. Holders who fail to complete the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup withholding at the rate of 31% with respect to payments the U.S. Holder receives pursuant to the Offer. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding and reporting requirements.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE OFFERS IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                        DEPOSITARY AND INFORMATION AGENT

          DEPOSITARY. The Depositary for the Offer is SunTrust Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Depositary does not assume any responsibility for the accuracy or completeness of the information concerning the Company contained in this Statement or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

         INFORMATION AGENT. The Company will act as it own information agent in connection with the Offers. All inquiries and correspondence customarily addressed to an information agent in tender offers of this kind should be addressed to Richard L. Johnson, Executive Vice President, ShoLodge, Inc., 130 Maple Drive, North, Hendersonville, Tennessee 37075 (615) 264-8000.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes pursuant to the Offers.

                                  MISCELLANEOUS

         Directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may contact Holders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages, electronic mail messages, and personal interviews regarding the Offer and may request brokers, dealers and other nominees to forward this Statement and related materials to beneficial owners of Notes.

         The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction.

          In order to tender, a Holder must send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Depositary at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                        THE DEPOSITARY FOR THE OFFERS IS:

                                  SUNTRUST BANK



By Registered or Certified Mail:   By Facsimile Transmission:            By Hand or Overnight Delivery:
                                   (For Eligible Institutions Only)
SunTrust Bank                      (615) 748-5331                        SunTrust Bank
424 Church Street                   ---  -------------                   424 Church Street
Nashville, Tennessee 37219                                               Nashville, Tennessee 37219
Attn: Corporate Trust              To Confirm by Telephone or For        Attn: Corporate Trust
                                   Information Call:

                                   (615) 748-4559
                                    ---  -------------


Any questions or requests for assistance or for additional copies of this Statement, the Letter of Transmittal or related documents may be directed to the Company at its address and telephone number set forth below.

            REQUESTS FOR FURTHER INFORMATION SHOULD BE ADDRESSED TO:

                                 SHOLODGE, INC.
                             130 Maple Drive, North
                         Hendersonville, Tennessee 37075
                                 (615) 264-8000

               Attn: Richard L. Johnson, Executive Vice President